Exhibit 99.1

CONSOL Energy Elects New Board Member

Board Size Increased to 9 from 8 members

PITTSBURGH (November 7, 2003) – CONSOL Energy Inc. (NYSE:CNX) has elected James E. Altmeyer, Sr. a Wheeling, West Virginia, business executive, to the Board of Directors of CONSOL Energy Inc. He will serve until the next election of directors at the annual meeting of shareholders, expected to be scheduled in late April 2004. In connection with Mr. Altmeyer’s election, the Board of Directors also increased the number of seats on the Board to nine from eight.

Mr. Altmeyer was nominated by the investment-banking firm of Friedman, Billings, Ramsey & Co., Inc. (FBR) pursuant to a provision of the Placement Agreement dated September 18, 2003 between and among CONSOL Energy Inc., RWE Rheinbraun AG and FBR related to recent private placement sales of CONSOL Energy common stock. Mr. Altmeyer serves as an independent director.

“We are pleased to have Jim join our Board,” said J. Brett Harvey, president and chief executive officer. “His leadership and business experience will bring additional depth to our Board. And his familiarity with the region where most of our assets and a large part of our customer base are located will be a plus for us.”

Mr. Altmeyer is president of Altmeyer Funeral Homes, Inc. of West Virginia, Ohio, and Virginia. He is a former member of the West Virginia House of Delegates. He serves in leadership capacities for many civic associations in the Wheeling area, including a current position as a member of the Executive Committee of the Board of Directors of Wheeling Hospital. He also serves on the Board of Directors of Wesbanco, Inc., a multibank holding company in West Virginia and Ohio.

Mr. Altmeyer is a 1961 graduate of the U.S. Military Academy, West Point, NY. He had a distinguished 11-year military career, where his numerous combat awards included the Silver Star and three Bronze Stars. In 1972, Mr. Altmeyer served as Military Assistant to Ambassadors Ellsworth Bunker and Charles Whitehouse at the American Embassy, South Vietnam.

Members of the CONSOL Energy Inc. Board of Directors currently include: John L. Whitmire, Chairman; J. Brett Harvey, President and Chief Executive Office; independent directors Philip W. Baxter and Patricia A. Hammick; and RWE representatives, Berthold Bonekamp and Dr. Rolf Zimmermann. The Board of Directors currently has two open seats. A search for qualified candidates is being conducted.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States, and the largest exporter of U.S. coal. CONSOL Energy has 20 bituminous coal mining complexes in seven states and in Australia. In addition, the company is one of the largest U.S. producers of coalbed methane, with daily gas production of approximately 135 million cubic feet. The company also produces electricity from coalbed methane at a joint-venture generating facility in Virginia. CONSOL Energy has annual revenues of $2.2 billion. It received a U.S. Environmental Protection Agency 2002 Climate Protection Award, and received the U.S. Department of the Interior’s Office of Surface Mining 2003 and 2002 National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in southern Illinois. Additional information about the company can be found at its web site: www.consolenergy.com.

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